Exhibit 14

Code of Ethics

PURPOSE

This Code of Ethics is established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, which requires that the Company establish a code of ethics to apply to the Company and its subsidiary's senior executive, operations and financial officers, including but not limited to, the Company's Chief Executive Officer, President, Chief Operational Officer, Chief Financial Officer, Controller, and the principal executive, operations, and financial officers of the Company's subsidiaries ("Senior Management").

Senior Management should note that simply complying with laws or following widespread business practices may not be enough to comply with this Code of Ethics. It is therefore very important that the Senior Management read and understand this Code of Ethics.

If any member of Senior Management (a "Senior Manager") has a question regarding this Code of Ethics, then such Senior Manager should contact the Company's Outside Corporate Counsel. If any Senior Manager has information, concerns, or suspicions regarding any illegal or unethical conduct, then such Senior Manager should immediately contact the Company's outside Corporate Counsel. Designation and address of the Corporate Counsel is on file in the Company's Chief Financial Officer's office and in the Chief Executive Officer's office and in the Company's SEC filings.

The purpose of this Code of Ethics is to deter wrong doing and to promote:

      1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      2. Full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company and in the Company's public communications;

      3.    Compliance with applicable governmental laws and regulations;

      4. The prompt internal reporting of violations of this Code of Ethics to an appropriate person or persons identified in this Code of Ethics; and

      5.    Accountability for adherence to this Code of Ethics.

SCOPE

This policy applies to the Company's President, Chief Executive Officer, Chief Financial Officer, Controller, and Directors.

This policy is in addition to all other policies of the Company and its subsidiaries.

DISTRIBUTION

All Senior Management of the Company and its subsidiaries.

CODE OF ETHICS

      o Senior Managers must follow the accounting rules and controls set forth by the SEC and the Financial Accounting Standards Board.

      o Senior Managers must also comply with the obligations set out in the Sarbanes-Oxley Act of 2002.

      o Senior Managers shall, when required, provide full, fair, accurate, timely, and understandable disclosure in the periodic reports that the Company is required to file. Accordingly, all account books, budgets, project evaluations, expense accounts and other papers utilized in maintaining business records must accurately report the matters to which they relate.

      o All assets and liabilities of the Company must be carefully and properly set forth in the Company's financial records.

      o The Company's outside accountants must be given full access to all information of the Company necessary for them to properly conduct any audit of the Company or any subsidiary or division of the Company.

      o Senior Managers shall not conceal a mistake in the Company's financial reporting. All such mistakes must be fully disclosed and corrected as promptly as possible. Falsification of any Company record is strictly prohibited and will result in instant dismissal and possibly criminal charges being laid.

      o Senior Managers may not request or be granted a loan or payroll advance from the Company.

      o All Senior Managers must comply with all applicable securities laws and the Company's Insider Trading Policy.

      o Senior Managers must strive to apply high ethical, moral and legal principles in every aspect of their business dealings with other Employees, the public, the business community, stockholders, customers, suppliers and governmental and regulatory authorities.

      o Senior Managers must avoid any activities that would involve the Company in any practice that is not in compliance with this Code of Ethics.

      o The Company will not excuse any violation of this Code of Ethics by a Senior Manager even if the violation was specifically requested or directed by another Senior Manager.

      o Only the Board of Directors with approval of Corporate Counsel can authorize a waiver of this Code of Ethics, and any such waiver must be made in writing.

      o Each member of Senior Management must alert the Board and Corporate Counsel, whenever an illegal, dishonest, or unethical act is discovered or suspected by such Senior Manager. No Senior Manager will be penalized by the Company for reporting his or her discovery of such acts or for reporting suspicions of such acts provided that such member is not a party to or responsible (alone or with others) for such acts.

      o Conflicts of interests are to be avoided by Senior Management. A conflict of interest exists if a Senior Manager's actions are, or could reasonably appear to be, influenced, directly or indirectly, by personal considerations or by actual or potential personal benefit or gain. If a conflict of interest is unavoidable it must be disclosed at the earliest opportunity. Conflicts of interests can arise with respect to financial and business interests, investments, relationships with suppliers, and the offering of prizes, samples, gifts, gratuities or incentives.

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ADMINISTRATION OF CODE OF ETHICS

This Code of Ethics shall be administered as follows:

      1.    Responsibility for Administration

            The President of the Company (the "Ethics Administrator") shall be responsible for interpreting and administering this Code of Ethics. In discharging its responsibilities, the Ethics Administrator may engage such agents and advisors as it shall deem necessary or desirable, including but not limited to attorneys and accountants.

      2.    Scope of this Code of Ethics

            The Ethics Administrator shall periodically, in light of the experience of the Company, review this Code of Ethics. Also any member of the Company's Board of Directors as they deem it necessary should seek to ensure that (i) this Code of Ethics conforms to applicable Law, (ii) this Code of Ethics meets or exceeds industry standards, and (iii) any weaknesses in this Code of Ethics or any other Policy of the Company that are revealed through monitoring, auditing, and reporting systems are eliminated or corrected.

      3.    Waiver or Amendment of this Code of Ethics

            The Ethics Administrator, with approval of Corporate Counsel, may grant a specific, limited waiver of any provision of this Code of Ethics if the Ethics Administrator determines, based on information that the Ethics Administrator deems credible and persuasive, that such a limited waiver is appropriate under the specific circumstances (and each fact situation will be a separate case). If the Ethics Administrator waives any provision of this Code of Ethics, then the Company shall make an immediate disclosure of such waiver in a manner permitted by applicable law. This Code of Ethics may be amended only by the Board, with approval of Corporate Counsel.

      4.    Monitoring and Auditing

            The information developed by the Company's independent accountants in performing their audit engagement on behalf of the Company by the Company's internal auditors in the performance of their assigned responsibilities shall be made available to the Ethics Administrator as a means of monitoring compliance with this Code of Ethics.

      5.    Reporting System

            Any suspected violation of this Code of Ethics shall be promptly reported to the Ethics Administrator.

      6.    Investigation of Violations

            If the Company receives information regarding an alleged violation of this Code of Ethics, then the Ethics Administrator shall:

                  1.    evaluate such information as to gravity and credibility;

                  2. if necessary, initiate an informal inquiry or a formal investigation with respect thereto:

                  3. if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

                  4. if appropriate, make the results of such inquiry or investigation available to the public (including disciplinary action); and

                  5. if appropriate, recommend changes to this Code of Ethics that the Ethics Administrator deems necessary or desirable to prevent similar violations of this Code of Ethics.

      7.    Disciplinary Measures

This Code of Ethics shall be enforced through appropriate disciplinary actions. The Ethics Administrator shall determine whether violations of this Code of Ethics have occurred and, if so, recommend to the Company's Board of Directors, the disciplinary actions to be taken against any Executive Officer who has violated this Code of Ethics. Final decisions regarding disciplinary action shall be determined by the Board. Disciplinary actions may include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

The jurisdiction of the Ethics Administrator shall include, in addition to the Executive Officer that violated this Code of Ethics, any other Employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation and (ii) persons who were requested to divulge information about a suspected violation of this Code of Ethics, but withheld material information regarding a suspected violation.